April 26, 2017

The Korea Fund, Inc.

c/o Allianz Global Investors U.S. LLC

1633 Broadway

New York, New York 10019

Attn: Chief Legal Officer

Information Agent

Engagement Letter

Ladies and Gentlemen:

This engagement letter (the “Engagement Letter”) by and between AST Fund Solutions, LLC, a Delaware limited liability company (“ASTFS”), and The Korea Fund, Inc., a Maryland corporation (the “Company”), sets forth the terms and conditions of the engagement of ASTFS by the Company in connection with the proposed tender offer of 10% of the Company’s outstanding shares of common stock, $0.01 par value per share (the “Common Stock”), of the Company (the “Transaction”) upon the terms and conditions set forth in that certain Offer to Purchase dated as of April 26, 2016 (the “Offer to Purchase”). This Engagement Letter shall commence on the date hereof and shall terminate on the completion, expiration or termination of the Transaction (the “Term”). Capitalized terms used herein and not defined shall have the definitions ascribed to such terms in the Offer to Purchase.

1. Services.

(a) The Company hereby retains ASTFS as information agent (the “Information Agent”).

(b) In its capacity as Information Agent, ASTFS shall provide advisory and consulting services (the “Services”) and shall contact, and provide information with respect to the Transaction, to holders of Common Stock (collectively, the “Shareholders”). In no event shall ASTFS make any recommendation to Shareholders regarding whether to tender or refrain from tendering Common Stock.

(c) ASTFS shall use, and shall be provided by the Company with as many copies as ASTFS may reasonably request from time to time, of the following materials prepared by the Company: (i) the Offer to Purchase; (ii) a Letter of Transmittal, (iii) press releases and newspaper advertisements, if applicable; (iv) letters to brokers, dealers and banks relating to the Transaction; and (v) any and all amendments or supplements to the foregoing (collectively, the “Materials”).

2. Fees and Expenses.

(a) As consideration for the Services, the Company shall pay to ASTFS a non-refundable fee of $8,500, payable in full upon the completion, expiration or termination of the Transaction (the “Service Fee”).

48 Wall Street, 22nd Floor, New York, NY 10005        T 212.269.5550        dfking.com

(b) In the event that the Company (i) extends the Term, the Company shall pay to ASTFS an extension fee of $2,500, for such, and each subsequent, extension (the “Extension Fee”) and (ii) requests that ASTFS provide additional services, the Company shall pay to ASTFS additional fees for such services at ASTFS’s reasonable and customary rates, such fees to be mutually agreed to by the parties hereto at such time (the “Additional Service Fee”; together with the Service Fee and the Extension Fee, the “Fees”).

(c) The Company shall reimburse ASTFS for all reasonable and documented expenses incurred by ASTFS (the “Expenses”).

(d) For the avoidance of doubt, payment of the Fees and Expenses shall be conditioned neither on the successful consummation of the Transaction nor on receipt of a certain number of Notes and shall be payable promptly after written demand therefor.

3. Information. The Company acknowledges that it shall be solely responsible for the information, other than any information provided by ASTFS to the Company, contained in the Materials (the “Information”). ASTFS shall be entitled to use and rely upon the Information without responsibility for independent verification thereof and does not assume responsibility for the accuracy or completeness of the Information. The Company shall advise ASTFS reasonably promptly of any amendment or supplement to the Materials and shall provide such amendment or supplement to ASTFS as soon as practicable. Except as may be required by law, the Company hereby agrees that none of the Materials shall make reference to ASTFS without ASTFS’s prior review and written or oral approval (such approval not to be unreasonably withheld, delayed or conditioned).

4. Representations and Warranties.

(a) (i) The Company represents and warrants that this Engagement Letter is valid and binding on the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

(ii) the Company has taken, or will take, all necessary corporate action prior to the commencement of the Transaction to authorize the Transaction, and the tender of Common Stock.

(b) ASTFS represents and warrants that this Engagement Letter is valid and binding on ASTFS in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5. Confidentiality.

(a) ASTFS shall preserve the confidentiality of all non-public information provided by the Company or its agents for ASTFS’s use in providing the Services (the “Confidential Information”), and shall not publish, disclose or otherwise divulge, such Confidential Information without the Company’s prior written consent, except to its officers, directors, agents, or employees on a confidential and need-to-know basis. Nothing herein shall prevent ASTFS from disclosing any such Confidential Information (i) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the reasonable advice of counsel (in which case ASTFS agrees, to the extent not prohibited by applicable law, to inform the Company promptly thereof prior to disclosure), (ii) upon the request or demand of any regulatory authority having jurisdiction over ASTFS (in which case ASTFS agrees, to the extent not prohibited by applicable law, to inform the Company promptly thereof prior to disclosure), (iii) to the extent that such Confidential Information becomes publicly available other than by reason of improper disclosure by ASTFS, or any of its affiliates, in violation of any confidentiality obligations owing to the Company or any of its respective affiliates, (iv) to the extent that such information is received by ASTFS from a third party that is not, to ASTFS’s best knowledge, and upon due inquiry to the Company, subject to contractual or fiduciary confidentiality obligations owing to the Company or its respective affiliates or related parties, and (v) to the extent such information was independently and lawfully developed by ASTFS without the use of any Confidential Information. Promptly upon the Company’s written request, ASTFS will deliver to the Company or destroy all Confidential Information.

6. Indemnity.

(a) The Company hereby agrees to indemnify and hold harmless ASTFS and its affiliates and its and their officers, directors, employees, advisors, agents, other representatives and controlling persons (each such other person being an “ASTFS Indemnified Person”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such ASTFS Indemnified Person may become subject to arising out of or in connection with this Engagement Letter and the Services or any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) relating to any of the foregoing, regardless of whether any such ASTFS Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by ASTFS or the Company, as applicable, or any of its affiliates, and to reimburse each such ASTFS Indemnified Person upon demand for any reasonable, documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing by one counsel to the ASTFS Indemnified Persons taken as a whole and, in the case of a conflict of interest, one additional counsel to the affected ASTFS Indemnified Persons taken as a whole; provided that the foregoing indemnity shall not, as to any ASTFS Indemnified Person or related parties, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they have resulted from the bad faith, misconduct or gross negligence of such ASTFS Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) arising from a material breach of the obligations of such ASTFS Indemnified Person under this Engagement Letter or (iii) arising out of, or in connection with, any Proceeding that does not involve an act or omission by the Company or any of its affiliates and that is brought by an ASTFS Indemnified Person against any other ASTFS Indemnified Person.

(b) ASTFS hereby agrees to indemnify and hold harmless the Company and its affiliates and its and their officers, directors, employees, advisors, agents, other representatives and controlling persons (each such other person being an “Company Indemnified Person”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Company Indemnified Person may become subject arising out of ASTFS’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or any Proceeding relating to any of the foregoing, and to reimburse each such Company Indemnified Person upon demand for any reasonable, documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing by one counsel to the Company Indemnified Persons taken as a whole and, in the case of a conflict of interest, one additional counsel to the affected Company Indemnified Persons taken as a whole; provided that the foregoing indemnity shall not, as to any Company Indemnified Person or related parties, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they have resulted from the bad faith, misconduct or gross negligence of such Company Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) arising from a material breach of the obligations of such Company Indemnified Person under this Engagement Letter or (iii) arising out of, or in connection with, any Proceeding that does not involve an act or omission by either ASTFS or any of its respective affiliates and that is brought by a Company Indemnified Person against any other Company Indemnified Person; provided, further, that ASTFS shall be liable for any losses, claims, damages, liabilities or related expenses incurred by the Company Indemnified Persons in connection with a Proceeding in an aggregate amount not to exceed the Service Fees paid by the Company to ASTFS.

(c) No party hereto shall be liable to any other party on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

(d) ASTFS and the Company each agree to notify the other party promptly of the assertion of any claim against, respectively, any Company Indemnified Person and ASTFS Indemnified Person in connection with the Transaction. ASTFS or the Company may elect to use their respective own counsel in the defense of, respectively, ASTFS Indemnified Persons or Company Indemnified Person. Notwithstanding such election to assume the defense of a Proceeding, an ASTFS Indemnified Person or a Company Indemnified Person, as the case may be, may employ separate counsel to represent it or defend it in such Proceeding, and ASTFS or the Company will pay the reasonable and documented fees and expenses of such legal counsel as set forth above if such Company Indemnified Person or ASTFS Indemnified Person, respectively, reasonably determines that, based on the advice of its legal counsel, a conflict of interest exists which makes representation by counsel chosen by the other party not advisable; provided, however that the indemnifying party will not be required to pay the fees and expenses of more than one separate counsel for all ASTFS Indemnified Persons or Company Indemnified Persons, as applicable, in any jurisdiction in any single Proceeding. In any Proceeding the defense of which is assumed by the indemnifying party, the ASTFS Indemnified Persons or Company Indemnified Persons, as applicable, shall nevertheless be entitled to participate in such Proceeding and retain their own counsel at such ASTFS Indemnified Persons’ or Company Indemnified Persons’ own expense, as applicable.

7. Notices. Any notice, report or payment required or permitted to be given or made under this Engagement Letter by one party to the other shall be in writing and addressed to the other party at the following address (or at such other address as shall be given in writing by one party to the other):

If to the Company, at the address above, with a copy to:

If to ASTFS:

AST Fund Solutions, LLC

48 Wall Street, 22nd Floor

New York, NY 10005

Attention: Legal Department

Email: legalteamAST@astfinancial.com

8. Miscellaneous.

(a) The Company acknowledges and agrees that (i) no fiduciary, advisory or agency relationship between the Company and ASTFS is intended to be or has been created in respect of any of the transactions contemplated by this Engagement Letter; and (ii) the Company waives, to the fullest extent permitted by law, any claims that it may have against ASTFS for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that ASTFS shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including its Shareholders, employees or creditors.

(b) This Engagement Letter shall be construed and enforced in accordance with the laws of the State of New York, without reference to its conflicts of law rules. It is agreed that any action, suit or proceeding arising out of or based upon this Engagement Letter may be brought in the United States District Court for the Southern District of New York or any court of the State of New York of competent jurisdiction located in such District. Service of any process by registered mail addressed to each party at the respective address above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. Each party hereto (i) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Engagement Letter or the Services in any New York State court or in any such Federal court, (ii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (iii) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS ENGAGEMENT LETTER OR THE PERFORMANCE OF ANY SERVICES HEREUNDER.

(c) This agreement may be terminated by the Company at any time.

(d) The compensation, confidentiality, reimbursement, indemnification, jurisdiction, governing law and waiver of jury trial provisions contained herein shall remain in full force and effect regardless of the termination of the Engagement Letter. No amendment or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This Engagement Letter is the only agreement between the parties hereto with respect to the matters contemplated hereby and sets forth the entire understanding of the parties with respect thereto. This Engagement Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Engagement Letter by facsimile transmission (or in “.pdf” or “.tif” form) shall be effective as delivery of a manually executed counterpart of this Engagement Letter. If any provision of this Engagement Letter shall be held illegal or invalid by any court, this Engagement Letter shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement between the parties hereto to the fullest extent permitted by law.

If the foregoing correctly sets forth the understanding between the Company and ASTFS, please indicate acceptance thereof in the space provided below for that purpose, whereupon this Engagement Letter and the Company’s acceptance shall constitute a binding agreement between the parties hereto.

AST FUND SOLUTIONS, LLC

By:	/s/ Paul J. Torre
Name: Paul J. Torre
Title: Executive Vice President

Accepted as of the date first above written:

THE KOREA FUND, INC.

By:	/s/ Joseph Quirk
Name: Joseph Quirk
Title: President